UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2009

HKN, INC.

(Exact Name of registrant as specified in its charter)

Delaware	1-10262	95-2841597
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

180 State Street, Suite 200
Southlake, Texas		76092
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (817) 424-2424

Former Name or Former Address, if Changed Since Last Report:  Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02             UNREGISTERED SALES OF EQUITY SECURITIES

On June 30, 2009, HKN, Inc. (the “Company”) entered into a Securities Exchange Agreement with three shareholders (the “Sellers”) of UniPureEnergy Acquisition Co., LLC, (“UniPure”), pursuant to which the Company issued an aggregate of 1,000,000 restricted shares of its common stock in exchange for 1,950 units of UniPure, which constitutes 19.5% of UniPure’s outstanding membership units.

UniPure provides patented technologies that upgrade the value and purity of refined products and provide beneficial economic and positive environmental impact for disposition of residual fuels and waste materials.

The Sellers are Quadrant Management, Inc., (“Quadrant”), UniPureEnergy Acquisition, Ltd. (“UEA”) and Hassan Nemazee.  Quadrant and UEA are affiliates of the Quasha family. Alan G. Quasha is the Chairman of the Board of Directors of the Company.  Quadrant is the managing member of UniPure.  Pursuant to the Securities Exchange Agreement, the Company and the Sellers have granted to one another put and call options with respect to an additional 3,050 units of UniPure.  These options are exercisable only if certain conditions are satisfied prior to June 2012.

The issuance of the Company’s common stock to the Sellers is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder.  Each of the Sellers has represented that it is acquiring the shares of the Company’s common stock for investment purposes and that it is an accredited investor.

As a part of its investment in UniPure, the Company has separately entered into a Loan Agreement with UniPure pursuant to which the Company will make secured loans to UniPure and its subsidiaries (due in June 2012) up to a maximum amount of $2.5 million.

The Company issued a press release regarding the foregoing transactions that is attached hereto as Exhibit 99.1.

ITEM 9.01.            FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description
99.1	HKN, Inc. Press Release dated June 30, 2009

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HKN, Inc.
(Registrant)

Date: June 30, 2009	By:	/s/ Anna Williams
Anna Williams
Senior Vice President and CFO

3